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                                                                   Exhibit 5.1


                 [Form of Opinion of Zellermayer, Pelossof & Co.
                   as to the Validity of the Ordinary Shares]


[Date]

Given Imaging Ltd.
2 Ha'Carmel Street
Yoqneam 20692
Israel

        RE: REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:

      We have acted as Israeli counsel for Given Imaging Ltd., an Israeli company (the "COMPANY"), in connection with the preparation of a registration
statement on Form F-1 (Reg. No. 333-[     ]) (the "Registration Statement")
pursuant to the United States Securities Act of 1933, as amended (the "ACT"), to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with:

i)    A proposed underwritten public offering of [        ] Ordinary Shares,
      nominal value NIS 0.05 per share, of the Company (the "UNDERWRITTEN SHARES"); and

ii)   Up to an additional [        ] Ordinary Shares, nominal value NIS 0.05
      per share, of the Company (the "OPTION SHARES"), if the several underwriters (the "UNDERWRITERS") elect to exercise an over-allotment option contemplated to be granted to the Underwriters by certain shareholders of the Company.

      The sale of the Underwritten Shares and the Option Shares (together hereinafter referred to as the "SHARES") to the Underwriters is expected to be subject to certain terms and conditions set forth in an Underwriting Agreement contemplated to be entered into by the Company, the Underwriters and certain shareholders of the Company.

      You have asked us to render our opinion as to the matters hereinafter set forth herein.

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to us by the Company as we have deemed necessary as a basis for this opinion. In our examination we have assumed the legal capacity of all natural persons, the existence of and authorization by all non-natural persons (other than the Company), the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to

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us as copies. As to relevant facts material to our opinion, we have relied, without any independent investigation or verification, upon written or oral statements of officers and other representatives of the Company and certificates of public officials.

      In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel. Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Israel.

2. The Underwritten Shares to be issued and sold by the Company have been duly authorized and, when issued and sold against payment therefor as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

3. The Option Shares to be sold by the Selling Shareholders have been duly authorized and legally issued, and are fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,



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